Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

WILLIAM S. DEMCHAK ADDS TO ROLE AT PNC

PITTSBURGH, Sept. 7, 2010 – The PNC Financial Services Group, Inc. (NYSE: PNC) announced today that Senior Vice Chairman William S. Demchak will assume supervisory responsibility for all PNC businesses, including the Asset Management Group and Retail Banking. He will retain his current responsibilities for Corporate & Institutional Banking and Asset & Liability Management. PNC President Joseph C. Guyaux and Executive Vice President Robert Q. Reilly continue in their current roles as heads of Retail Banking and the Asset Management Group, respectively.

“Bill led PNC’s Corporate & Institutional Banking business to record earnings and outstanding customer growth since moving into his current role in 2005. He has the knowledge, experience and leadership skills to meet the challenges of an increasingly competitive and highly regulated industry,” said PNC Chairman and Chief Executive Officer James E. Rohr. “In this expanded role, I expect him to help further grow and differentiate PNC from its peers.”

Demchak joined PNC in 2002 as vice chairman and chief financial officer. In 2005, he was named head of Corporate & Institutional Banking. He was promoted to senior vice chairman in 2009. Before joining PNC, he served as the global head of Structured Finance and Credit Portfolio for JP Morgan Chase.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. Follow @PNCNews on Twitter for breaking news, updates and announcements from PNC.

# # #